Exhibit 10.41

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of March 31, 2004 (the “Effective Date”), by and between Mamma.com Enterprises Inc., a Canadian corporation (“Partner”) and LookSmart, Ltd., a Delaware corporation (“LookSmart”).

RECITALS

The parties wish to provide for a license to Partner to distribute LookSmart’s Search Results on the Partner Network and Partner Site.

NOW, therefore, for good and adequate consideration, the receipt of which is acknowledged, the parties agree as follows:

1. DEFINITIONS

In this Agreement, the following terms shall have the respective meanings ascribed thereto:

1.1 “Click” means when a bona fide Internet user (which excludes a robot, spider, software, scraper or other mechanical, artificial or fraudulent means, or a person who is not seeking to use the Partner Network for a legitimate web search, e.g., has been paid or otherwise motivated to click) clicks on a Listing and accesses the destination site.

1.2 “Gross Revenue” means total invoices generated from Search Results on Partner Network during the applicable period, less any month-end adjustments for credit card fraud, advertising complaints or similar items, not to exceed [***] of total Gross Revenue unless agreed in writing by both parties.

1.3 “Listing” means a profile of a website that includes the display URL, a title, text that describes the site to which the listing links, and a tracking URL (if applicable). Listings are displayed in Search Results and:

(a) “Paid Listing” means a listing for which a third party has paid LookSmart to be included in Search Results.

(b) “Unpaid Listing” means a listing that is included in Search Results at no direct cost to any third-party.

1.4 “LookSmart Directory” means a collection of Listings that are stored in a LookSmart proprietary database after human identification and input.

1.5 “Partner Network” means the collection of web sites which are owned or operated by third parties who are contractually part of Partner’s syndication network and have entered into a written agreement with Partner protective of the rights licensed hereunder in a manner similar to this Agreement.

1.6 “Partner Site(s)” means the collection of web sites, which are owned or operated by Partner.

1.7 “Reviewed Web Sites (RWS)” means a LookSmart product that contains both Paid Listings and Unpaid Listings retrieved from the LookSmart Directory. The amount that an advertiser pays to LookSmart has no influence on the ordering of results of Reviewed Web Sites.

1.8 “Search Results” means Listings provided by LookSmart to Partner hereunder during the Term hereof. The Search Results will include Sponsored Search and/orReviewed Web Sites as indicated in Section 5.

1.9 “Sponsored Search” means a LookSmart product that returns Search Results containing only Paid Listings. The amount that an advertiser pays to LookSmart influences (among other factors) the position in which the advertiser’s listing appears in Sponsored Search.

2. LICENSE

2.1 License. Subject to the terms, limitations and conditions herein, LookSmart hereby grants to Partner a non-exclusive license during the Term hereof to publicly display the Search Results in electronic form on search results pages on the Partner Network.

2.2 Limitations on License. The license granted above is limited by the following restrictions: (i) except as expressly permitted herein, Partner will not display, use, reproduce, modify, sell, resell, rent, license, sublicense, transfer, assign or redistribute in any way the Search Results; (ii) Partner will not modify, add to, edit or delete the URLs, titles or reviews contained within any Search Results without LookSmart’s prior written approval; (iii) Partner will not attempt to alter, reverse engineer, decompile, disassemble or otherwise attempt to derive the Search Results or any of LookSmart’s customer lists, databases, computer programs, patents, copyrights, other proprietary rights (including the methodology related to the creation and compilation of the Search Results) or any other information furnished to Partner by LookSmart; (iv) except as expressly permitted herein, Partner will not display, sublicense or syndicate the Search Results on or to any third party or web site outside of the Partner Network unless it first obtains LookSmart’s written consent; (v) Partner will use the tracking URLs associated with each individual Paid Listing provided by LookSmart, if any, for all Search Results included on its search results pages (though Partner may use the display URLs for purposes of displaying the listing); (vi) Partner will not syndicate or display any Search Results on any adult-oriented, obscene or illegal web sites; and (vii) Partner will not encourage, aid, abet, authorize or permit any employee, affiliate, contractor, agent, representative or third party to do or attempt to do any of the foregoing.

3. PAYMENT TERMS.

3.1 Revenue Share. Subject to the terms and conditions hereof, for any given [***], LookSmart will pay Partner [***] of the Gross Revenue generated from Clicks resulting from Sponsored Search and [***] of the Gross Revenue generated from Clicks resulting from Reviewed Web Sites in that [***] for the term of this Agreement.

3.2 Payment and Reporting. Within 30 days after the end of each [***] during the Term, LookSmart will deliver (a) payment pursuant to Section 3.1, and (b) a report describing Clicks generated and amounts payable to Partner for such [***]. LookSmart agrees to provide a designated account manager and to use commercially reasonable efforts to provide additional reporting on no less than a weekly basis as reasonably requested by Partner.

3.3 Audit. Each party will maintain accurate records with respect to the calculation of all payments due under this Agreement. The other party (the “Examining Party”) may, upon no less than 15 days prior written notice to the first party (the “Audited Party”) and no more than once in any twelve month period, cause an independent auditor of nationally recognized standing to inspect the appropriate records of the Audited Party reasonably related to the calculation of such payments during the Audited Party’s normal business hours. Such examination will be undertaken in a manner reasonably calculated not to interfere with the Audited Party’s normal business operations. The fees charged by such auditor in connection with the inspection will be paid by the Examining Party, unless the auditor discovers an underpayment of greater than 10%, in which case the Audited Party will pay the reasonable fees of the auditor.

3.4 Invalid Clicks. LookSmart shall have no obligation to pay for Clicks which are invalid as determined by its proprietary click tracking system. Invalid Clicks may come as a result of but are not limited to Clicks (i) generated via automated crawlers, robots or click generating scripts, (ii) that an advertiser receives and rejects with reasonable proof of invalidity, (iii) that come as a result of auto-spawning of browsers, automated redirects, and clicks that are required for Users to navigate on the Partner Network, or (iv) that come as a result of any incentive such as cash, credits or loyalty points. LookSmart reserves the right to require Partner to provide server log files that include, but are not limited to, the daily number of Clicks delivered to LookSmart. In the event that LookSmart determines that Partner has delivered invalid Clicks during the term of this Agreement, LookSmart shall provide Partner with a written notice stating with reasonable specificity the problem and Partner shall have fifteen (15) business days to rectify such problem. In the event that Partner is unable to rectify the problem within such delay or implement satisfactory prevention measures, then LookSmart may terminate this Agreement upon five business days prior written notice to Partner.

4. PARTNER OBLIGATIONS.

4.1 Implementation of Search Results. Partner will query LookSmart’s servers for search queries made on the Partner Network and Partner Site and will implement and display Search Results provided by LookSmart as set forth on Exhibit A.

4.2 Attribution; Look and Feel. Partner may provide attribution to LookSmart on pages displaying Search Results. The size and location of such attribution shall be at the parties’ mutual agreement. Other than as set forth herein, Partner shall control the look and feel of its search service.

5. LOOKSMART OBLIGATIONS.

5.1 Tracking and Serving. LookSmart will provide the following types of search results to Partner as and when requested in accordance with this Agreement[check as applicable]:

X	Sponsored Search
X	Reviewed Site Search

5.2 Service Levels/Technical Support. LookSmart will use commercially reasonable efforts to provide the Service Levels and Technical Support in Exhibit B.

5.3 Content/Quality. LookSmart will use commercially reasonable efforts to ensure the relevancy of all Search Results based on User’s query and shall regularly remove all irrelevant or inactive links from its Search Results. The Search Results shall not contain any links to obscene or illegal websites. LookSmart further agrees that it shall not promote its LookListings service within the content of its data feed or the Search Results.

6. PUBLICITY.

Neither party will make any public statement, press release or other announcement relating to the terms or existence of this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld, conditioned or delayed, provided that either party may make such disclosures as may be, in its reasonable opinion of counsel, advisable in order to comply with a subpoena or other legal process or with applicable laws, regulations or securities exchange rules .

7. INTELLECTUAL PROPERTY OWNERSHIP.

7.1 Proprietary Rights of LookSmart. LookSmart will retain all right, title and interest in and to the Search Results, the related databases and all associated intellectual property and proprietary rights worldwide (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, customer lists and information, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

7.2 Proprietary Rights of Partner. Other than the Search Results, Partner will retain all right, title, and interest in and to the Partner Network and Partner Sites (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, customer lists and information, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

8. TERM AND TERMINATION.

8.1 Term. The term of this Agreement (the “Term”) will begin on the Effective Date and will end [***]. The Agreement will then automatically renew for successive 12-month periods, unless either party gives written notice to the other party of its intention not to renew at least 60 days prior to the end of the then-current term or renewal term.

8.2 Termination. During the Term, either Party may terminate the Agreement if (i) the other Party materially breaches the Agreement and the breach remains uncured for 30 days after receipt of written notice of the breach; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within 60 days of filing.

8.3 Effect of Termination. Termination of this Agreement by either party will not act as a waiver of any breach of this Agreement and will not act as a release of either party hereto from any accrued liability (including payments as set forth in the following section) or liability for breach of such party’s obligations under this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, each party will pay to the other party all sums, if any, due and owing as of the date of expiration or termination, net of any amounts due from the other party as of such date. Upon the expiration or termination of this Agreement for whatever reason, each party shall immediately cease to use the other party’s trademarks, proprietary information, Search Results, intellectual property (including derivative works or modifications thereof) and confidential information in any manner whatsoever, and shall destroy or return (at the option of the other party), any such property, or materials representing the same to the other party, and provide the other party with an officer’s certificate attesting to such return/destruction. For the avoidance of doubt, upon termination or expiration of this Agreement, the license granted hereunder shall terminate and Partner and its agents shall immediately cease all use of the Search Results.

8.4 Survival. The provisions of sections 1 and 6-12 (inclusive) will survive any termination or expiration of this Agreement for a period of three years.

9. CONFIDENTIALITY.

9.1 “Confidential Information” means information about the disclosing party’s (or its suppliers’) business, products, technologies, strategies, customers, financial information, operations or activities that is proprietary and confidential, including without limitation all business, financial, technical and other information disclosed by the disclosing party. Confidential Information will not include information that the receiving party can establish (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party.

9.2 Use of Confidential Information. Each party agrees (i) that it will not use or disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement or as required by a court of law or otherwise compelled to be disclosed pursuant to the legal process or existing laws or regulations, and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

10. WARRANTY AND INDEMNITY.

10.1 LookSmart Warranty. LookSmart warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, the Search Results provided to Partner in connection with this Agreement. Except as specifically provided herein, LookSmart does not guarantee or make any representations or warranties whatsoever (i) with respect to the completeness of any listings or links or information accessed through such links or (ii) with respect to the content of the web sites accessed through the Listings or links provided hereunder. LOOKSMART DOES NOT WARRANT, REPRESENT OR GUARANTEE THAT THE USE OF ITS LISTINGS OR LINKS, OR ANY OTHER SERVICES PROVIDED IN CONNECTION WITH OR IN ADDITION TO THE FOREGOING WILL BE UNINTERRUPTED, UNDISRUPTED OR ERROR-FREE EXCEPT AS SET FORTH IN EXHIBIT B.

10.2 Indemnification. Each party will indemnify, defend and hold harmless Partner, its officers, directors and employees from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from the other party’s breach of any warranty, representation or covenant in this Agreement. Each party’s obligation to indemnify is conditioned upon the other party providing prompt notification of any and all such claims, unless the failure to notify does not materially and adversely affect the defense. The indemnified party will reasonably cooperate with the indemnifying party in the defense and/or settlement thereof; provided that if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in a material manner, then such settlement shall require the indemnified party’s written consent (not to be unreasonably withheld or delayed) and the indemnified party may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at the indemnified party’s sole cost and expense.

10.3 Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

11. LIMITATION OF LIABILITY.

11.1 Exclusion of Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.2 Total Liability. OTHER THAN PURSUANT TO THE INDEMNIFICATION PROVISIONS HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR AN AMOUNT IN EXCESS OF THE TOTAL AMOUNT PAID TO PARTNER HEREUNDER.

12. GENERAL.

12.1 Assignment. Neither party may assign this Agreement, in whole or in part, without the other party’s written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all, of such party’s assets to a third party unless such third party is a search services provider, in which case consent is required prior to any assignment by operative of law, change of control or otherwise

12.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of the parties. The parties consent to the exclusive jurisdiction of the state or federal courts in the Northern District of California for all actions arising out of or related to this Agreement.

12.3 Notices. Any notice or other communication to be given hereunder will be in writing and will be (as elected by the Party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) Business Days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either Party may change its address for purposes hereof on not less than three (3) Business Days prior notice to the other Party. Notices hereunder will be directed to, unless otherwise instructed by the receiving Party:

If to Partner:

388 St-Jacques Street, 9th Floor

Montreal, Quebec

H2Y 1S1

Canada

Attn: Patrick Hopf, VP, Business Development

Phone:

Fax::

If to LookSmart:

625 Second Street

San Francisco, California 94107

Attn: Senior VP, Business Development

Fax:

with a copy to:

625 Second Street

San Francisco, California 94107

Attn: Legal Department

Fax:

12.4 No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

12.5 Force Majeure. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

12.6 Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

12.7 Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and terminating any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

12.8 Independent Contractors. The parties are independent contractors and not co-venturers. Neither party shall be deemed to be an employee, agent, or legal representative of the other party hereto for any purpose and neither party hereto shall have any right, power or authority to create any obligation or responsibility on behalf of the other party hereto nor shall this be deemed an exclusive or fiduciary relationship.

12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original or faxed copy and all of which together shall constitute one instrument.

LookSmart, Ltd.		Mamma.com Enterprises Inc.

By:	/s/ Anthony Mamone	By:	/s/ Patrick Hopf

Name:	Anthony Mamone	Name:	Patrick Hopf

Title:	SVP Sales	Title:	VP Business Development